EXHIBIT 5


                                     WARRANT

         This Warrant (this "Warrant"), dated as of January 9, 2001, is by and between, Mediconsult.com, Inc., a Delaware corporation ("Mediconsult"), and Cybear Inc., a Delaware corporation and subsidiary of Andrx Corporation, a Delaware corporation ("Andrx"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below) or the Credit Agreement (as defined below). Cybear and Mediconsult are individually referred to as a "Party" and collectively referred to herein as the "Parties."


                                    RECITALS

         A. Andrx, Mediconsult Acquisition Corp., a Delaware corporation ("Merger Sub"), and Mediconsult entered into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"), pursuant to which, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Mediconsult with Mediconsult continuing as the surviving corporation, (the "Merger"); and

         B. Pursuant to the Merger Agreement, Andrx agreed to cause to be provided to Mediconsult and Physicians' Online interim financing (the "Loan") in the maximum aggregate principal amount of $2,000,000 and evidenced by a credit agreement of even date herewith among Cybear, Mediconsult and Physicians' Online (the "Credit Agreement"); and

         C. As a condition and inducement to Andrx's willingness to enter into the Merger Agreement and Loan, Andrx has required that Mediconsult agree, and Mediconsult has agreed, among other things, to issue and deliver to Cybear this Warrant to purchase 8,926,502 shares of Mediconsult's Common Stock, par value $.001 per share ("Mediconsult Common Stock"), upon the terms and subject to the conditions set forth herein.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereto agree as follows:

         1.       Grant of Warrant.

                  (a) Mediconsult hereby grants to Cybear this irrevocable Warrant to purchase 8,926,502 shares of Mediconsult Common Stock (the "Mediconsult Shares") at a price equal to $0.125 per share (the "Exercise Price"), payable in cash. If the Market Price (as defined herein) of a share of Mediconsult Common Stock is greater than the Exercise Price, Cybear may, in lieu of exercising this Warrant for cash, elect to receive shares equal to the value of this Warrant. Upon the occurrence of such election, Mediconsult shall issue to Cybear the number of shares of Mediconsult Common Stock equal to the quotient of (i) the product of (A) the number of shares of Mediconsult Common Stock being exercised, and (B) the difference between the Market Price of the Mediconsult Common Stock on the date of the Exercise Notice (as defined below) and the Exercise Price and (ii) the Market Price of the Mediconsult Common Stock on the date of the Exercise Notice.

                  (b) For purposes of this Warrant, "Market Price" on any date of reference shall be the Closing Price (as defined herein) of a share of Mediconsult Common Stock on the business day on or immediately preceding such date. For this purpose, the "Closing Price" of the Mediconsult Common Stock on any business day shall be (i) if the Mediconsult Common Stock is listed or admitted for trading on any United States national securities exchange (including the National Association of Securities Dealers Automated Quotation System, NASDAQ), or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the Mediconsult Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, or (ii) if clause (i) is not applicable, the mean between the high bid and low asked quotations for the Mediconsult Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Mediconsult Common Stock on at least five of the ten preceding days. If the information set forth in clauses (i) through (ii) above is unavailable or inapplicable to Mediconsult (e.g., if the Mediconsult Common Stock is not then publicly traded or quoted), then the "Market Price" of the Mediconsult Common Stock shall be the fair market value (i.e., the price at which a willing seller would sell the Mediconsult Common Stock to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of the Mediconsult Common Stock on the business day immediately preceding such date as Mediconsult's Board of Directors in its reasonable discretion shall determine in a fair and uniform manner.

         2. Exercise of Warrant. The Warrant may be exercised by Cybear, in whole or in part at any time or from time to time, subsequent to termination of the Merger Agreement, and prior to 5:00 P.M., January 9, 2006. In the event Cybear wishes to exercise the Warrant, Cybear shall deliver to Mediconsult a written notice (an "Exercise Notice") specifying the total number of Mediconsult Shares it wishes to purchase; provided that, if prior notification to or approval of the United States Department of Justice, the United States Federal Trade Commission and/or any other regulatory or antitrust agency is required in connection with such purchase, Cybear shall promptly file the required notice or application for approval, shall promptly notify Mediconsult of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Mediconsult shall use its best efforts to cooperate with Cybear in any required filings. Each closing of a purchase of Mediconsult Shares (a "Warrant Closing") shall occur at a place in Ft. Lauderdale, Florida on a date and at a time designated by Cybear in an Exercise Notice delivered at least two business days prior to the date of the Warrant Closing; provided that such place, date and time shall be reasonably acceptable to Mediconsult. The Warrant shall terminate upon (unless exercised pursuant to the terms hereof prior to) the earlier of: (i) the Effective Time; or (ii) 5:00 P.M., January 9, 2006.

         3. Conditions to Closing. The obligation of Mediconsult to issue the Mediconsult Shares to Cybear hereunder is subject to the conditions that (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Mediconsult Shares hereunder shall have been obtained or made, as the case may be; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

         4. Closing. At each Warrant Closing, Mediconsult will deliver to Cybear a certificate or certificates in definitive form representing the number of Mediconsult Shares designated by Cybear in its Exercise Notice, such certificate or certificates to be registered in the name of Cybear or its designee and to bear the legend set forth in Section 9 herein, and (b) Cybear will deliver to Mediconsult the aggregate Exercise Price for the Mediconsult Shares so designated by wire transfer of immediately available funds or bank check. At any Warrant Closing at which Cybear is exercising the Warrant in part, Cybear shall present and surrender this Warrant to Mediconsult, and Mediconsult shall deliver to Cybear an executed new agreement with the same terms as this Warrant evidencing the right to purchase the remaining balance of the shares of Mediconsult Common Stock purchasable hereunder.

         5. Representations and Warranties of Mediconsult. Mediconsult represents and warrants to Cybear that (a) Mediconsult is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Warrant and to perform its obligations hereunder, (b) the execution and delivery of this Warrant by Mediconsult and the consummation by Mediconsult of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mediconsult and no other corporate proceedings on the part of Mediconsult are necessary to authorize this Warrant or any of the transactions contemplated hereby, (c) this Warrant has been duly executed and delivered by Mediconsult and constitutes a valid and binding obligation of Mediconsult, enforceable against Mediconsult in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) Mediconsult has taken all action necessary to authorize and reserve for issuance and to permit it to issue, upon exercise of the Warrant, and at all times from the date hereof through the expiration of the Warrant will have reserved, that number of unissued Mediconsult Shares that are subject to the Warrant, all of which, upon their issuance and delivery in accordance with the terms of this Warrant, will be validly issued, fully paid and nonassessable,
(e) upon delivery of the Mediconsult Shares to Cybear upon the exercise of the Warrant, Cybear will acquire the Mediconsult Shares free and clear of all liens, claims, charges, encumbrances and security interests of any nature whatsoever except those imposed by Cybear, (f) assuming that the consents approvals, authorizations, permits, filings and notifications referred to in subsection (g) are obtained or made, as applicable, the execution and delivery of this Warrant by Mediconsult does not, and the performance of this Warrant by Mediconsult will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the certificate of incorporation or by-laws, each as amended, of Mediconsult or (B) any provisions of any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license to which any of Mediconsult or its Subsidiaries is a party or by which it is bound or to which any of its assets are subject or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of Mediconsult or Mediconsult's Subsidiaries or its properties or assets, except in the case of clauses (B) and (C) immediately above, for Violations which would not, individually or in the aggregate, have a Mediconsult Material Adverse Effect, and (j) except as described in Section 3(d) of the Merger Agreement, the execution and delivery of this Warrant by Mediconsult does not, and the performance of this Warrant by Mediconsult will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

         6. Representations and Warranties of Cybear. Cybear represents and warrants to Mediconsult that (a) Cybear is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Warrant and to perform its obligations hereunder, (b) the execution and delivery of this Warrant by Cybear and the consummation by Cybear of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cybear and no other corporate proceedings on the part of Cybear are necessary to authorize this Warrant or any of the transactions contemplated hereby, (c) this Warrant has been duly executed and delivered by Cybear and constitutes a valid and binding obligation of Cybear, enforceable against Cybear in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) assuming that the consents, approvals, authorizations, permits, filings and notifications referred to in subsection (e) are obtained or made, as applicable, the execution and delivery of this Warrant by Cybear does not, and the performance of this Warrant by Cybear will not, result in any Violation pursuant to, (A) any provision of the certificate of incorporation or by-laws, each as amended, of Cybear, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license to which Cybear is a party or by which it is bound or to which any of its assets are subject or
(C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cybear or its properties or assets, except in the case of each of clauses (B) and (C) immediately, above, for Violations which would not, individually or in the aggregate, have an Andrx Material Adverse Effect, (e) except as described in Section 4(d) of the Merger Agreement and Section 2 of this Warrant, and except as may be required under the Securities Exchange Act of 1934, as amended, the execution and delivery of this Warrant by Cybear does not, and the performance of this Warrant by Cybear will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity and (f) any Mediconsult Shares acquired upon exercise of the Warrant will not be, and the Warrant is not being, acquired by Cybear with a view to the public distribution thereof and Cybear will not sell or otherwise dispose of such shares in violation of applicable law or this Warrant.

         7.       Registration Rights.

                  (a) Following any exercise of the Warrant, Cybear may by written notice (the "Registration Notice") to Mediconsult request Mediconsult to register under the Securities Act all or any part of the shares of Mediconsult Common Stock acquired pursuant to this Warrant, including any voting securities issued by way of dividend, distribution or otherwise in respect thereof (the "Restricted Shares"), beneficially owned by Cybear and its Affiliates (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities, including pursuant to a firm commitment underwritten public offering; provided, however, that any such Registration Notice must relate to Registrable Securities having a value of $2,500,000 or more and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold in any 90-day period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by Cybear and the proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager") agreed to by Mediconsult (which agreement shall not be unreasonably withheld or delayed), stating that Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 85% of the Market Price of such shares over the 10-day trading period ending on the trading day immediately preceding the date of the Registration Notice.

                  (b) Mediconsult shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Cybear (together with Andrx) shall not be entitled to more than two effective registration statements in total hereunder and under the Line of Credit Convertible Note and the Breakup Warrant and (ii) Mediconsult will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) Mediconsult is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Mediconsult, such information would have to be disclosed if a registration statement were filed at that time; (B) Mediconsult is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Mediconsult determines, in its reasonable good faith, judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Mediconsult or any of its Affiliates. Mediconsult shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Cybear may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Mediconsult shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                  (c) The registration rights set forth in this Section 7 are subject to the condition that Cybear shall provide Mediconsult with such information with respect to the Registrable Securities, the plans for the distribution thereof, and such other information with respect to Cybear as, in the reasonable judgment of counsel for Mediconsult, is necessary to enable Mediconsult to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                  (d) If Mediconsult securities of the same type as the Registrable Securities are listed or admitted for trading on any United States national securities exchange or automated quotations system, Mediconsult, upon the request of Cybear, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable best efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

                  (e) A registration effected under this Section 7 shall be effected at Mediconsult's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Cybear, and Mediconsult shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the Parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of the type contemplated hereby with the Manager and the other underwriters participating in such offering.

         8.       Adjustments.

                  (a) In the event of any change in Mediconsult Common Stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Warrant, and the Exercise Price per share, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Cybear shall receive, upon exercise of the Warrant, the number and class of shares or other securities or property that Cybear would have received in respect of the Mediconsult Common Stock if the Warrant had been exercised immediately prior to such event or the record date therefor, as applicable.

                  (b) In the event that Mediconsult shall enter in an agreement: (i) to consolidate with or merge into any person, other than in connection with the Merger or into Cybear or any of its subsidiaries or Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than in connection with the Merger or Cybear or one of its subsidiaries or Affiliates, to merge into Mediconsult and Mediconsult shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Mediconsult Common Stock shall be changed into or exchanged for stock or other securities of Mediconsult or any other person or cash or any other property or the outstanding shares of Mediconsult Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Cybear or any of its subsidiaries or Affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that, upon the consummation of any such transaction and upon the terms and conditions set forth herein, Cybear shall receive for each Mediconsult Share with respect to which the Warrant has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Mediconsult Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Mediconsult Warrant would have the same election or similar rights as would the holder of the number of shares of Mediconsult Common Stock for which the Warrant is then exercisable).

                  (c) If Mediconsult shall issue, after the date upon which this Warrant is first issued (the "Issue Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Exercise Price for the Warrant in effect immediately prior to the issuance of such Additional Stock, the Exercise Price for the Warrant in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Mediconsult Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock that the aggregate consideration received by Mediconsult for such issuance would purchase at such Exercise Price; and the denominator of which shall be the number of shares of Mediconsult Common Stock outstanding immediately prior to such issuance.

                  (ii) No adjustment of the Exercise Price shall be made in an amount less than one percent, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account together with any subsequent adjustment where the aggregate adjustment is equal to or greater than one percent.

                  (iii) In the case of the issuance of Mediconsult Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by Mediconsult for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (iv) In the case of the issuance of Mediconsult Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of Mediconsult irrespective of any accounting treatment.

                  (v) In the case of the issuance (whether before, on or after the applicable Issue Date) of options to purchase or rights to subscribe for Mediconsult Common Stock, securities by their terms convertible into or exchangeable for Mediconsult Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 8(c)(i) and Section 8(c)(ii):

                           (1)      The aggregate maximum number of shares of
Mediconsult Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) (to the extent then exercisable) of such options to purchase or rights to subscribe for Mediconsult Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 8(c)(iii) and 8(c)(iv)), if any, received by Mediconsult upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Mediconsult Common Stock covered thereby.

                           (2) The aggregate maximum number of shares of
Mediconsult Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by Mediconsult for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by Mediconsult (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 8(c)(iii) and 8(c)(iv)).


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

                           (3)      In the event of any change in the number of
shares of Mediconsult Common Stock deliverable or in the consideration payable to Mediconsult upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Exercise Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Mediconsult Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                           (4)      Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Exercise Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Mediconsult Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                           (5)      The number of shares of Mediconsult Common
Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 8(c)(v)(1) and 8(c)(v)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Sections 8(c)(v)(3) or 8(c)(v)(4).

                  (vi) "Additional Stock" shall mean any shares of Mediconsult Common Stock issued (or deemed to have been issued pursuant to Section 8(c)(v)) by Mediconsult after the Issue Date other than:

                           (1)      shares of Mediconsult Common Stock issued
pursuant to a transaction described in Section 8(c)(vii) hereof;

                           (2)      shares of Mediconsult Common Stock issuable
or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of Mediconsult directly or pursuant to a stock option plan or restricted stock plan approved by the stockholders and Board of Directors of Mediconsult;

                           (3)      shares of Mediconsult Common Stock issued in
connection with a bona fide business acquisition of or by Mediconsult, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

                           (4)      shares of Mediconsult Common Stock issued to
any bank, equipment or real property lessor or other similar institution if and to the extent that the transaction in which such issuance is to be made is approved by Mediconsult's Board of Directors; or

                           (5)      shares of Mediconsult Common Stock issued
pursuant to or in connection with any corporate partnership, joint venture, or other arrangement if and to the extent that the transaction in which such issuance is to be made is approved by Mediconsult's Board of Directors.

                  (vii) In the event Mediconsult should at any time or from time to time after the Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Mediconsult Common Stock or the determination of holders of Mediconsult Common Stock entitled to receive a dividend or other distribution payable in additional shares of Mediconsult Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Mediconsult Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Mediconsult Common Stock or the Common Stock Equivalents (including the additional shares of Mediconsult Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased so that the number of shares of Mediconsult Common Stock issuable pursuant to this Warrant shall be increased in proportion to such increase in the aggregate of shares of Mediconsult Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 8(c)(v).

                  (viii) If the number of shares of Mediconsult Common Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding shares of Mediconsult Common Stock, then, following the record date of such combination, the Exercise Price shall be appropriately increased so that the number of shares of Mediconsult Common Stock issuable pursuant to this Warrant shall be decreased in proportion to such decrease in outstanding shares.

         9. Restrictive Legends. Each certificate representing shares of Mediconsult Common Stock issued to Cybear hereunder shall, to the extent applicable, include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATIONS ARE AVAILABLE.

         Miscellaneous

         10. Binding Effect, No Assignment. This Warrant shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Assignment of this Warrant or the rights or the obligations of either Party hereto shall be governed by the assignment provisions contained in Section 6(i) of the Credit Agreement. Nothing contained in this Warrant, express or implied, is intended to confer upon any person other than the Parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Warrant. Certificates representing shares sold in a registered public offering pursuant to Section 7 shall not be required to bear the legend set forth in Section 9.

         11. Specific Performance. The Parties recognize and agree that, if for any reason any of the provisions of this Warrant are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to other remedies, the other Party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Warrant. In the event that any action should be brought in equity to enforce the provisions of this Warrant, neither Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

         12. Entire Agreement. This Warrant, together with the Credit Agreement and the Merger Agreement, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.

         13. Counterparts. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         14. Headings The section headings contained in this Warrant are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Warrant.

         15. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                               If to Mediconsult:
                               ------------------

                                  Ian Sutcliffe
                        560 White Plains Road, 4th Floor
                            Tarrytown, New York 10591
                            Telephone: (914) 332-6100
                            Facsimile: (914) 332-6445

                                    Copy to:
                                    --------

                                E. Michael Ingram
                        560 White Plains Road, 4th floor
                            Tarrytown, New York 10591
                            Telephone: (914) 332-6100
                            Facsimile: (413) 826-4026

                                       and

                              Scott F. Smith, Esq.
                             Covington & Burlington
                           1330 Avenue of the Americas
                            New York, New York 10019
                            Telephone: (212) 841-1000
                            Facsimile: (212) 841-1010

                                  If to Cybear:
                                  -------------

                                Scott Lodin, Esq.
                                Andrx Corporation
                                4955 Orange Drive
                                 Davie, FL 33314
                           Telephone: (954) ) 584-0300
                            Facsimile: (954) 792-1034

                                    Copy to:
                                    --------

                              Dale S. Bergman, Esq.
                                Broad and Cassel
                                   Suite 3000
                            201 South Biscayne Blvd.
                                 Miami, FL 33131
                            Telephone: (305) 373-9400
                            Facsimile: (305) 373-9493

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         16. Governing Law. This Warrant shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         17. Amendments and Waivers. No amendment of any provision of this Warrant shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         18. Severability Any term or provision of this Warrant that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties further agree to replace such invalid or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

         19. Construction. The Parties have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Warrant. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         20. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS WARRANT, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         21. Consent to Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Warrant and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other matter provided by law.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Parties hereto have executed this Warrant as of the date first above written.

                                       CYBEAR INC., a Delaware corporation



                                       By: /s/ Timothy Nolan
                                          --------------------------------------
                                            Timothy Nolan, President and COO



                                       MEDICONSULT.COM, INC., a Delaware
                                       corporation



                                       By: /s/ Ian D. Sutcliffe
                                          --------------------------------------
                                            Ian D. Sutcliffe, Chief Executive
                                            Officer